Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amended Registration Statement on Form S-1/A of our report dated April 17, 2007 relating to the financial statements and financial statement schedule of VMware, Inc. which appears in such Amended Registration Statement. We also consent to the reference to us under the heading “Experts” in such Amended Registration Statement.

San Jose, CA

June 10, 2007